UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                    FORM 15


  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
     OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number 333-57099


                           WKI HOLDING COMPANY, INC.
            -------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                              11911 FREEDOM DRIVE
                                   SUITE 600
                               Reston, VA 20190
                                (703) 456-4700
       ---------------------------------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                    12% SENIOR SUBORDINATED NOTES DUE 2010
           -----------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     NONE
          -------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)       [ ]          Rule 12h-3(b)(1)(i)        [ ]
     Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(1)(ii)       [ ]
     Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(ii)      [ ]          Rule 12h-3(b)(2)(ii)       [ ]
                                            Rule 15d-6                 [X]

Approximate number of holders of record as of the certification or notice date: 3

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Date: June 21, 2004                            By:  /s/  Raymond J. Kulla
      --------------------------                     --------------------------
                                                     Raymond J. Kulla
                                                     Vice President and
                                                       General Counsel